Exhibit (l)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 20 to the Registration Statement on Form N-4 (No. 333-141883) (the “Registration Statement”) of our report dated April 29, 2025 relating to the financial statements of Empire Fidelity Investments Life Insurance Company and consent to the use in the Registration Statement of our report dated April 29, 2025 relating to the financial statements of each of the subaccounts of Empire Fidelity Investments Variable Annuity Account A indicated in our report. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

April 29, 2025